Exhibit 10.1

                                  SUBSCRIPTION
                                   AGREEMENT
                                    BETWEEN
                                 TAX DEPOT INC.
                                      AND
                                 JTH TAX, INC.
                                      AND
                       DATATAX BUSINESS SERVICES LIMITED
                                   MADE AS OF
                                 MAY 31ST, 1997


                          SHARE SUBSCRIPTION AGREEMENT

THIS AGREEMENT made as of May 3 1 st, 1997;

BETWEEN:

TAX DEPOT INC., a corporation incorporated under the laws of the Province of Manitoba (hereinafter referred to as the "Tax Depot").
                                                           OF THE FIRST PART

                                    - and -

JTH TAX, INC., a corporation incorporated under the laws of the State of Delaware (hereinafter referred to as the "Purchaser")
                                                          OF THE SECOND PART

                                    - and -

DATATAX BUSINESS SERVICES LIMITED, a corporation incorporated under the laws of the Province of Ontario (hereinafter referred to as the "Datatax")
                                                           OF THE THIRD PART


WHEREAS Tax Depot was incorporated by Articles of Incorporation issued pursuant to the Corporations Act of Manitoba dated May 5th, 1994;

AND WHEREAS the authorized capital of Tax Depot consists of an unlimited number of common shares (the "Common Shares");

AND WHEREAS Datatax is the sole shareholder of Tax Depot having been issued 100 Common Shares;

AND WHEREAS the Purchaser wishes to subscribe for and purchase 150 Common Shares from the treasury of Tax Depot;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises hereto and the covenants and agreements herein contained the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

Definitions

1.1 In this Agreement, including the recitals and any schedules hereto, unless otherwise stated or unless the context otherwise requires:

(a) "Agreement", "herein", "hereto", "hereof' and similar expressions means this agreement and includes any agreement amending this agreement or any agreementor instrument which is supplemental or ancillary hereto;

(b) "Closing" means the completion of the issue and allotment by Tax Depot to the Purchaser of the Subscribed Shares and the payment by the Purchaser to Tax Depot of the Subscription Price and the completion of all matters incidental hereto;

(c) "Closing Date" means September 2, 1997 or such other date as the parties hereto mutually agree upon in writing as the date upon which the Closing is to take place;

(d)  "Effective Date" means May 31, 1997; (e) "Financial  Statements" means the audited consolidated financial statements of Tax Depot and the consolidated balance sheet, statements of consolidated revenue, retained earnings, changes in financial position, for the year ending August 31, 1996 and all
notes  thereto  and  the   Auditors'   Comments  on Supplementary Financial
Information dated January 31, 1997;

(f)  "Indebtedness" includes:

         (i) all liabilities of Tax Depot for borrowed money which would be included in determining total liabilities as shown in the liability section of a balance sheet at the date on which indebtedness is to be determined; and

         (ii) all liabilities of others which Tax Depot has directly or indirectly guaranteed, or in respect of which Tax Depot has otherwise become directly or indirectly liable or in respect of which the Tax Depot has provided any financial support pursuant to any agreement, commitment, undertaking or other document of whatsoever nature and kind or any combination thereof

(g) "Shareholders Agreement" means that certain shareholders agreement dated even date hereof among Tax Depot, the Purchaser and Datatax;

(h) "Subscribed Shares" means the 150 Common Shares to be issued and sold to the Purchaser pursuant to the terms hereof, and

(i) "Subscription Price" means a total subscription price for the Subscribed Shares of $1,000,000.00, being $6,666.66 per share.

Time

1.2      Time shall be of the essence hereof.

Governing Law

1.3 This Agreement shall in all respects be subject to and be interpreted and construed in accordance with the laws of the Province of Manitoba and Canada.

Clause References

1.4 The division of this Agreement into table of contents, headings, sections, subsections, subclauses, and paragraphs and the provisions of headings for all or any thereof is for convenience and reference only and shall not affect the interpretation of this Agreement.


Expanded Meanings

1.5 In this Agreement, unless there is something in the subject matter or context inconsistent therewith: (a) words importing the singular shall include the plural and vice versa; (b) words importing gender shall include the masculine, feminine and neuter genders; and (c) references to any statute shall extend to and include any orders-in-council or regulations passed under the laws of Canada or any Province thereof, or any amendment or re-enactment of such statute, orders-in-council or regulations, or any statute, orders-in-council or regulations substantially in replacement thereof.

Currency and Payment

1.6 All references to currency, unless otherwise specified, are in lawful money of Canada. All payments contemplated by this Agreement shall be by certified cheque or bank draft issued by a Canadian chartered bank or other such wire transfer of immediately available funds as may be acceptable to Tax Depot.

Amendment

1.7 No amendments or modification of this Agreement shall be binding unless in writing and signed by all parties hereto.

Entire Agreement

1.8 This Agreement constitutes the entire agreement between the parties relating to the purchase and sale of the Subscribed Shares and supercedes and replaces all prior agreements, understandings, negotiations and discussions, whether oral or written.

Invalidity of Provisions

1.9 In the event that any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity or legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                                   ARTICLE 2
               SUBSCRIPTION AND PURCHASE OF SUBSCRIBED SECURITIES

                    Subscriptions for Subscribed Securities

2.1 Subject to the terms and conditions of this Agreement, the Purchaser hereby subscribes for and agrees to purchase and Tax Depot agrees to allot and issue to the Purchaser the Subscribed Shares in consideration of the Subscription Price.

Completion of Purchase

2.2 The purchase and sale of the Subscribed Shares shall be completed by way of one payment by cash or certified cheque in the amount of $ 1,000,000.00 on the Closing Date.

                                   ARTICLE 3
                   TAX DEPOT'S REPRESENTATIONS AND WARRANTIES

Tax Depot's Representations and Warranties

3.1 Tax Depot covenants with, represents and warrants to the Purchaser that the following are true as of the Effective Date hereof and will be true on the Closing Date, and acknowledges that the Purchaser is strictly relying upon such representations and warranties in connection with the purchase of the Subscribed
Shares:

(a) Tax Depot has been duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation; has all necessary corporate power, authority and capacity to own or otherwise hold its property and assets and to carry on its business as presently conducted; is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property and assets owned by it makes such qualification necessary;

(b) the authorized share capital of Tax Depot consists of an unlimited number of Common Shares, of which prior to the issuance of the Subscribed Shares as herein contemplated, 100 Common Shares have been validly issued and are currently outstanding as fully paid and non-assessable shares of Tax Depot;

(c) all necessary corporate action has been taken or will be taken by Tax Depot prior to the Closing Date to duly authorize the allotment, issue and sale of the Subscribed Shares such that, upon receipt of the Subscription Price for the Subscribed Shares by Tax Depot, the 150 Subscribed Shares will be validly issued and outstanding as fully paid and non-assessable;

(d) Tax Depot has full corporate power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby will not result in the violation of any terms and provisions of the constating documents or by-laws of Tax Depot, and will not constitute a breach or default under any indenture or other agreements, written or oral, to which Tax Depot may be a party, or by which it or any of its assets are bound;

(e) except as provided in this Agreement, no person, firm or corporation has any agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase, subscription, allotment or issuance from Tax Depot of any shares in the capital of Tax Depot;

(f) the issuance and the sale of the Subscribed Shares is exempt from the registration and prospectus requirements of the applicable securities laws and no filing proceeding, approval, consent or authorization is required to be taken or obtained to qualify the Subscribed Shares for sale to the Purchaser;

(g) the execution and delivery of this Agreement has been duly authorized by Tax Depot and this Agreement constitutes a valid and binding obligation of Tax Depot enforceable in accordance with its terms, subject to the qualification that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally and to the extent that remedies of specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court having jurisdiction;

(h) the Financial Statements have been prepared in accordance with applicable laws and Canadian generally accepted accounting principles consistently applied in each of the financial years or other reporting periods covered in the Financial Statements; the Financial Statements fairly present the financial condition of Tax Depot as at the dates, and the results of the operations of Tax Depot for each of the financial years which are identified in the Financial Statements, all in accordance with generally accepted accounting principles consistently applied, and since August 31, 1996 there has been no material adverse change in the condition, financial or otherwise, of Tax Depot; since August 31, 1996, Tax Depot has not incurred any Indebtedness including debt due to Datatax or its related parties in an amount in an excess of $500,000 and other than Indebtedness incurred in the ordinary course of business; except for obligations contained in Schedule "A", Tax Depot is not party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities, contingent or otherwise, or indebtedness of any other person, or corporation;

(k) since August 31, 1996, there has been no material adverse change in the condition or operations of the business, assets or prospects of Tax Depot or any circumstance which might reasonably be expected to result in any such material adverse change;

(l) to the knowledge of Tax Depot, the corporate, accounting and tax records and minute books of Tax Depot have been fully and properly prepared and maintained and contain complete and accurate records of all its activities in all material respects;

(m) except as disclosed on Schedule "B", there are no actions, suits or proceedings pending or affecting it at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency which if enforced or adjudicated against Tax Depot, or any of its directors or officers could have a material adverse effect on the business, properties, future prospects or financial condition of Tax Depot; the Tax Depot is not now aware of any existing ground on which any such action, suit or proceeding might be commenced and there is not presently outstanding against Tax Depot or any of its directors or officers any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, or arbitrator which is material and none of Tax Depot, its directors, or its officers has given any undertaking or other commitment to any such body outside the ordinary course of business which is material;

(n) except to the extent reflected in or reserved against in the Financial Statements or disclosed to the Purchaser, to the knowledge of Tax Depot: (1)Tax Depot is not liable for any material amount of any Canadian federal,foreign, provincial or municipal or local taxes, assessments or other amounts due and unpaid at the date hereof in respect of its income, business or property or for the payment of any installment due in respect of its current taxation year;

         (i) Tax Depot is not liable for any material amount of any Canadian federal, foreign, provincial or municipal or local taxes, assessments or other amounts due and unpaid at the date hereof in respect of its income, business or property or for the payment of any instalment due in respect of its current taxation year;

         (ii) there are currently no outstanding disputes, reassessments or questions which have been issued or raised by any governmental authority relating to any tax returns or other filings or elections by Tax Depot.

                                   ARTICLE 4

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser's Representations and Warranties

4.1 The Purchaser hereby covenants with, represents and warrants to Tax Depot that the following are true as of the Effective Date hereof and will be true on the Closing Date and acknowledges that Tax Depot is relying thereon:

(a) the Purchaser had been duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation;

(b) the Purchaser has good right, full power and authority to purchase the Subscribed Shares on the terms described herein and in the manner contemplated by this Agreement;

(c) neither the execution and delivery of this Agreement by the Purchaser, nor the performance of the Purchaser's obligations hereunder will be in conflict with, or result in the breach of or constitute a default by the Purchaser under this constating documents or any document of any kind of which the Purchaser is a party, or to the best of the Purchaser's knowledge, under any judgments, decree, order, law, statute, rule or regulation applicable to the Purchaser; and

(d) this Agreement has been duly executed and delivered by the Purchaser and all documents required hereunder to be executed and delivered by it shall have been duly executed and delivered by the Purchaser and this Agreement does and such documents and instruments shall, constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, subject to the qualification that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally and to the extent that remedies of specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court having jurisdiction.


                                   ARTICLE 5
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Survival of Representations and Warranties

5.1 The representations and warranties of Tax Depot and the Purchaser contained in this Agreement or any document or certificate given pursuant hereto shall survive the final Closing and notwithstanding such Closing, shall continue in full force and effect for a period of one year from the final Closing Date, except with respect to tax matters (which continue for a period of three years or earlier, if the limitation period under the applicable taxing statute has expired).

                                   ARTICLE 6
                                    CLOSING

Closing

6.1 The Closing of the within transaction shall take place on the relevant Closing Date, at the offices of Tax Depot or such other place as the parties hereto may otherwise agree.

6.2  At Closing, Tax Depot shall deliver to the Purchaser:
         (a) a certificate registered in the name of the Purchaser representing the number of Subscribed Shares being issued at such Closing;
         (b) certified copies of Tax Depot's constating documents and the resolutions passed by the board of directors approving this Agreement;
         (c) the closing documents necessary to satisfy the condition precedents set forth in Article 7. 1; and all other documents necessary or desirable to carry out the intent of this Agreement.

6.3   At Closing, the Purchaser shall deliver to Tax Depot:
         (a) the Subscription Price for the Subscribed Shares which is to be paid and satisfied by bank draft, certified cheque or wire transfer in immediately available funds at Closing;
         (b) the closing documentation necessary to satisfy the conditions precedent as set out in Article 7.3; and
         (c) all other documents necessary or desirable to carry out the intent of this Agreement.


6.4 Immediately following the Closing, Tax Depot shall, from the monies received for the Subscription Price, pay to Datatax at Closing a maximum amount of $500,000.00, in payment of all outstanding shareholder loans, or intercorporate amounts due or receivable between Datatax and Tax Depot and adjusted at the fiscal year end including any amounts due to Datatax by Tax Depot pursuant to the terms of the Management Services Agreement between Datatax and Tax Depot dated May 13, 1994 (the "Debt due to Datatax") currently estimated by Tax Depot to be approximately $432,481.00 as outlined in the Projected Balance Sheet as of August 31, 1997, attached hereto as Schedule "C".

6.5 Immediately following the Closing, Tax Depot shall use its best efforts to release or obtain the release of all guarantees given by Datatax or persons related to Datatax on behalf of Tax Depot and failing such release, the Purchaser and Datatax shall guarantee the obligations of Tax Depot proportionate to their shareholdings in Tax Depot. Unless and until all releases are obtained, the Purchaser and Datatax shall indemnify Tax Depot with respect to all such guarantees pursuant to the terms of this paragraph.

                                   ARTICLE 7
                              CONDITIONS PRECEDENT

Conditions to Obligations of the Purchaser

7.1 The obligations of the Purchaser to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on or before the Closing, of the following conditions:

(a) the representations and warranties of Tax Depot contained in Article 3 are true in all material respects immediately prior to the Closing with the same effect as those such representations and warranties had been made at and as of such time and the Purchaser has received a certificate to that effect dated the Closing Date from Gary Ibbotson or another director of Tax Depot, which certificate shall be based upon his best information and belief after having made reasonable enquiries;

(b) the Purchaser has received a favourable opinion of counsel to Tax Depot with respect to the matters described in Article 3. 1 (a) (b)(c)(d)(f) and (g), which opinion may rely on certificates of an officer or officers of Tax Depot or public officials as to matters of fact and, as to matters involving the laws of jurisdiction in which such counsel is not qualified to practice, on opinions of recognized local counsel in such jurisdictions;

(c) a bank facility will have been arranged for Tax Depot in relation to the discounting of tax returns, in an amount at least 50% greater than the existing facility of Seven Million Dollars available to Tax Depot through Datatax and such facility shall:

(i) not be subject to the guarantee of the Purchaser or Datatax, or their respective shareholders; or

(ii) be subject to the guarantee of the Purchaser and Datatax, or their respective shareholders, in proportion to their shareholdings in Tax Depot following the Closing, on terms acceptable to the Purchaser; or

(iii) be subject to the guarantee of Datatax or its shareholders(s), who shall receive from Tax Depot an annual fee for the provision of the guarantee, to be negotiated and agreed to by the parties as a percentage of the amount of the guarantee.

The conditions described in this Article 7.1 are for the exclusive benefit of the Purchaser and may be asserted by the Purchaser regardless of circumstances or may be waived by the Purchaser in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Purchaser may have.

7.2 Upon the Closing of the transactions contemplated herein and except as provided in Article 7.3, Tax Depot shall and does hereby agree to indemnify and save harmless the Purchaser from and against any and all claims, actions, causes of action, liabilities, losses, damages, costs, charges, expenses, legal fees, and disbursements, fines and penalties to which it may be put, incur, suffer or be liable for, directly or indirectly, by or as a result of any undertaking, representation or warranty set forth in Article 3 being incorrect or breached.

7.3 Tax Depot shall not be obligated to indemnify the Purchaser from or against any losses or in connection with any claim of the Purchaser by or as a result of any undertaking, representation or warranty set forth in Article 3 being incorrect or breached except to the extent that such losses exceed an aggregate amount of Ten Thousand ($10,000.00) Dollars.

Conditions to Obligations of the Vendor

7.4 The obligations of Tax Depot to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on closing that Gary Ibbotson or his assignee shall have completed a simultaneous subscription for 50,000 Class A Shares of the Purchaser for the sum of FIVE HUNDRED THOUSAND ($500,000.00 U.S.) U.S. DOLLARS.


                                   ARTICLE 8
                                    GENERAL

Notice

8.1 Any notice required or permitted hereunder to be given shall be given by personal delivery, prepaid registered mail or facsimile communication to the respective parties at the addresses set forth below or at such other addresses as the parties may designate in writing from time to time:

To Tax Depot:

6815 - 8th Street N.E.
Suite 280
Calgary, Alberta
T2E 71-17

Attention: Mr. Gary Ibbotson
Facsimile No: (403) 274-1542

with a copy to:

Siskind Cromarty, Ivey & Dowler
Barristers and Solicitors
680 Waterloo Street
London, Ontario
N6A 3V8
Attention: J. Richard Lockwood
Facsimile No: (519) 672-9296

To Purchaser:

JTH Tax Inc.
2214 Commerce Parkway
Virginia Beach, Virginia, U.S.A.
23454

Attention: John Hewitt
Facsimile No: (757) 340-7612
with a copy to:

Howard, Mackie
1000 Canterra Tower 400 - 3rd Avenue S.W.
Calgary, Alberta T2P 4H2
Attention: Ruth M. Spetz Facsimile No: (403) 266-1395

To Datatax

680 Industrial Road London, Ontario N5V 1V1
Attention: Mr. Gary Ibbotson Facsimile No: (403) 274-1542

with a copy to:

Siskind Cromarty, Ivey & Dowler
Barristers and Solicitors
680 Waterloo Street
London, Ontario
N6A 3V8
Attention: J. Richard Lockwood
Facsimile No: (519) 672-9296

Any notice, direction or other instrument aforesaid if delivered shall be deemed to have been given or made on the date on which it was delivered, if mailed, shall be deemed to have been given or made on the 5th business day following the date on which it was mailed and if sent by facsimile, shall be deemed to have been given or made on the next business day following the date on which it was sent. Saturdays, Sundays and statutory holidays excepted. Either party hereto may change its address for service from time to time by written notice given in accordance with the foregoing. Notice by mail shall not be effective during any postal strike or slowdown.


Assignment

8.2      (a)      This Agreement shall not be assigned by the parties hereto without the prior written consent of all other parties hereto, which consent may not be unreasonably withheld or arbitrarily withheld; and
         (b)      Any assignment of this Agreement or any obligations under this
                  Agreement shall not release any party hereto from its full obligations hereunder, without the prior written consent of the other parties hereto.

Enurement

8.3 This Agreement shall enure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Expenses and Legal Fees

8.4 Each of the parties shall be responsible for and shall pay all of their respective costs and expenses incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated.

Public Announcements

8.5      (a)      No news  releases or public  announcement  respecting  the subject matter of this Agreement shall be made by either party without the prior  approval of the other party which  approval shall not be unreasonably withheld;
         (b)      Notwithstanding  the  foregoing,  the parties may disclose any
                  information   required  to  be   disclosed   to  any  federal,
                  provincial,  state or local government or governmental branch, board,  agency or  instrumentality  necessary  to comply  with
                  relevant  timely   disclosure  laws  or  the  requirements  of
                  regulatory authorities, including stock exchanges, having jurisdiction in respect of the securities of the parties.

Further Assurances

8.6 The parties hereto agree that they will execute or cause to be executed and delivered all such further and other documents and assurances and do mid cause to be done all such further acts and things as may be necessary or desirable to carry out this Agreement according to its hue intent.

8.7 This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the some instrument.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                 TAX DEPOT INC.


                       Per: /s/ Gary Ibbotson
                          --------------------------------------------------
                                 JTH TAX, INC.



                       Per: /s/ John Hewitt
                          --------------------------------------------------

                       DATATAX BUSINESS SERVICES LIMITED



                       Per: /s/ Gary Ibbotson
                          --------------------------------------------------

                                  SCHEDULE"A"

I Guarantee given by Tax Depot to the Bank of Montreal in support of a $10,000,000.00 Operating Line of Credit granted to Datatax by the Bank of Montreal.

2. General Assignment of Book Debts given by Tax Depot to the Bank of Montreal as additional security for the said Guarantee.

                                  SCHEDULE"B"

I Passing off action commenced by Heidi Gordash against Tax Depot Inc. in the Ontario Court (General Division) as Action No. T- 1476-96.

2. Threatened action against Tax Depot Inc. by a number of residents of Fogo Island, Newfoundland re Clarence Ford and Lori Ann Ford.



                                 TAX DEPOT INC.

                      Projected Consolidated Balance Sheet
                                                     As of August 31, 1997

                                                     1997              1996
ASSETS
Current Assets
Cash                                                    $0.00            $0.00

Accounts Receivable                                380,168.00       422,622.00
Prepaid Expenses                                    20,313.00        20,313.00
Total Current Assets                              $400,481.00      $442,935.00
Fixed Assets                                      $104,925.00      $      0.00
Total Fixed Assets                                $104,925.00      $      0.00
Total Assets                                      $505,406.00      $442,935.00
                                                  -----------      -----------
LIABILITIES
Current Liabilities
Bank Overdraft                                    $ 25,998.00      $ 25,998.00
Accounts Payable                                    44,562.00        44,562.00
Income Taxes Payable                                 2,048.00         2,048.00
Payable to Datatax                                $432,481.00      $370,110.00
Total Current Liabilities                         $505,089.00      $442,718.00
Shareholders' Equity
Share Capital                                     $    100.00      $    100.00
Retained Earnings                                      217.00           117.00
Total Shareholders' Equity                             317.00           217.00
TOTAL LIABILITIES AND EQUITY                      $ 505406.00      $442,935.00
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